INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of GlobalOptions Group, Inc. Post Effective Amendment No. 1 to Form SB-2 on Form S-3 (File No. 333-145053) of our report dated March 26, 2007 with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006, appearing in the Annual Report on Form 10-KSB of GlobalOptions Group, Inc. for the year ended December 31, 2006. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum & Kliegman llp
New York, New York
February 1, 2008